AMENDMENT TO FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT TO PARTICIPATION AGREEMENT is made as of this 1st day of April, 2002, by and among, Great-West Life & Annuity Insurance Company ("GWL&A"), INVESCO Variable Investment Funds, Inc. (the "Fund"), INVESCO Funds Group, Inc. (the "Adviser"), and INVESCO Distributors, Inc. (the "Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

WHEREAS, GWL&A, the Fund, the Adviser and the Distributor are parties to a certain Participation Agreement, dated June 18th, 1999, as amended from time to time (the"Agreement"), pursuant to which shares of Portfolios of the Fund, an open-end management investment company registered under the Investment Company Act of 1940, are made available to act as an investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts to be offered by insurance companies, including GWL&A; and

WHEREAS, GWL&A entered into the Agreement on its own behalf and on behalf of its Accounts; FutureFunds Series Account and COLI VUL -2 Series Account ("CV-2"), and

WHEREAS, GWL&A, the Fund, the Adviser, and the Distributor desire to add COLI VUL - 7 Series Account ("CV-7") to the Accounts covered under the Agreement; and

WHEREAS, CV-7 is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of GWL&A, to set aside and invest assets attributable to variable life insurance contracts; and

WHEREAS, CV-7 is exempt from registration as a unit investment trust under the Investment Company Act of 1940 and the issuance of such securities is exempt from registration under the Securities Act of 1933; and

WHEREAS, GWL&A desires to utilize shares of the Designated Portfolios on behalf of the Accounts to fund the variable life insurance contracts through CV-2 and CV-7 as well as the group annuity contracts sold through FutureFunds; and

WHEREAS, GWL&A, the Fund, the Adviser, and the Distributor desire to amend the Agreement in order to allow additional affiliated Portfolios of the Fund to be available to the Accounts; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows, effective as of the date first written above:

1.   CV-7 is added as an Account of GWL&A under the Agreement.

2. Section 2.1 of the Agreement is deleted in its entirety and replaced with the following:

     "GWL&A represents and warrants that, except with respect to CV-7, the Contracts and the securities deemed to be issued by the Accounts under the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. GWL&A further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Accounts prior to any issuance or sale of units thereof as a segregated asset account under Colorado insurance law and, except with respect to CV-7, has registered the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act to serve as segregated investment accounts for the Contracts and that it will maintain such registration for so long as any Contracts are outstanding as required by applicable law."

3. The first sentence of Section 2.9 of the Agreement is deleted in its entirety and replaced with the following:

     "GWL&A represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986, as amended ("the Code"), that the FutureFunds Series Account Contracts are currently treated as annuity contracts and the CV-2 and CV-7 Contracts are currently treated as life insurance contracts under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Fund and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future."

4.   Section 3.8 is added to the Agreement as follows:

     "Notwithstanding   Section  3.5  hereof,  for  CV-7  that  is  exempt  from
     registration under the 1940 Act in reliance upon Section 3(c)(l) or Section 3(c)(7) thereof, GWL&A represents and agrees that:

          (i) BenefitsCorp Equities, Inc. is the principal underwriter for such unregistered Account and its Subaccounts and is a registered broker- dealer under the 1934 Act;

          (ii) the shares of the Fund are and will continue to be the only investment securities held by the corresponding Subaccounts of that Account; and

         (iii) with regard to each Designated Portfolio, GWL&A, on behalf of the corresponding Subaccount, will:

                    (a) vote such shares held by it in the same proportion as the vote of all other holders of such shares; and

                    (b) refrain from substituting shares of another security for such shares unless the SEC has approved such substitution in the manner provided in Section 26 of the 1940 Act."

5. For purposes of Article VIII of the Agreement, the parties understand and agree that the references to the "registration statement, prospectus, SAI or sales literature or other promotional material for the Contracts" are deemed to include private placement memorandums issued in connection with CV-7.

6. Schedule A of the Agreement, and as applicable throughout such Agreement, is hereby deleted and replaced in its entirety with the Schedule A attached hereto.

7. All other terms and provisions of the Agreement shall remain in full effect to the extent not superseded hereby.

IN WITNESS WHEREOF, the undersigned duly authorized officers have executed this Amendment in their capacities as such as of the date first written above.



                   GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY


                   By:  /s/ Ron Loeyendecker
                        --------------------
                   Name:  Ron Loeyendecker
                   Title: Vice President

                   INVESCO VARIABLE INVESTMENT FUNDS GROUP, INC.

                   By:  /s/ Ronald L. Grooms
                        --------------------
                   Name:  Ronald L. Grcoms
                   Title: Treasurer

                   INVESCO FUNDS GROUP, INC.

                   By:  /s/ Ronald L. Grooms
                        --------------------
                   Name:  Ronald L. Grooms
                          Title: Senior Vice President

                   INVESCO DISTRIBUTORS, INC.

                   By:  /s/ Ronald L. Grooms
                        --------------------
                   Name:  Ronald L. Grooms
                          Title: Senior Vice President

                                   SCHEDULE A

Accounts
--------

FutureFunds Series Account (all Form Nos. relating thereto)

COLI VUL - 2 Series Account (Form No. J355)

COLI VUL - 7 Series Account (Form No. 5350)